Number: BC1107842

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that DIGIHOST TECHNOLOGY INC. changed its name to DIGI POWER X INC. on March 4, 2025 at 11:32 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 4, 2025

T.K. SPARKS
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE